Page 17

                                                  EXHIBIT 12

              ITT CORPORATION AND SUBSIDIARIES

  CALCULATION OF RATIOS OF EARNINGS TO TOTAL FIXED CHARGES
   AND CALCULATION OF EARNINGS TO TOTAL FIXED CHARGES AND
           PREFERRED DIVIDEND REQUIREMENTS OF ITT
                    (Millions of Dollars)


                                                    Three Months
                                                        Ended
                                                   March 31, 1995
                                                   --------------
Earnings:
  Income from continuing operations                      $191
  Add (deduct):
     Adjustment for distributions in excess of
      (less than) undistributed equity earnings
       and losses                                           1
     Income taxes                                          94
     Minority equity in net income                         (5)
     Amortization of interest capitalized                   1
                                                         ----
                                                          282
                                                         ----
Fixed Charges:
  Interest and other financial charges                    149
  Interest factor attributable to rentals                  21
                                                         ----
                                                          170
                                                         ----

Earnings, as adjusted, from continuing operations        $452
                                                         ====
Fixed Charges:
  Fixed charges above                                    $170
  Dividends on preferred stock of subsidiaries
   included in minority equity                              1
  Interest capitalized                                      2
                                                         ----
     Total fixed charges                                  173
Dividends on preferred stock of ITT (pre-income
   tax basis)                                              12
                                                         ----
     Total fixed charges and preferred dividend
      requirements                                       $185
                                                         ====
Ratios:
   Earnings, as adjusted, from continuing
    operations to total fixed charges                    2.61
                                                         ====
   Earnings, as adjusted, from continuing
    operations to total fixed charges and
    preferred dividend requirements of ITT               2.44
                                                         ====
____________

Notes:

a)   The adjustment for distributions in excess of (less
  than) undistributed equity earnings and losses represents the adjustment to income for distributions in excess of (less than) undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

b) The interest factor attributable to rentals was computed by calculating the estimated present value of all long-term rental commitments and applying the approximate weighted average interest rate inherent in the lease obligations and adding thereto the interest element assumed in short-term cancelable and contingent rentals excluded from the commitment data but included in rental expense.

c) The dividend requirements on preferred stock of ITT have been determined by adding to the total preferred dividends an allowance for income taxes, calculated on the effective income tax rate.